EXHIBIT 99.1

NOMINATING POLICIES AND PROCEDURES


                          ARC Wireless Solutions, Inc.
                          ----------------------------


                             Policies and Procedures
                                       For
                       Nominations of Director Candidates



Policy Regarding Director Nominations
-------------------------------------

All Nominations

     It is the policy of the Board of Directors (the "Board") of ARC Wireless Solutions, Inc. (the "Corporation") that each nominee for election to the Board, regardless of whether such nominee is recommended by a shareholder of the Corporation, the Board or any other person, shall be approved by a majority of the independent directors of the Board.

     The Board believes that certain minimum qualifications must be met by each candidate for the Board, as well as meeting the independence standards required by the Securities Exchange Commission (the "SEC") and federal securities laws. The Board believes that candidates and nominees must reflect a Board that is comprised of directors (i) a majority of whom are independent (as determined under the aforementioned SEC director qualification standards); (ii) who are of high integrity; (iii) who have qualifications that will increase the overall effectiveness of the Board; and (iv) who meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit Board members. In evaluating the qualifications of the candidates, the Board considers many factors, including issues of leadership ability, career success, character, judgment, independence, background, age, expertise, diversity and breadth of experience, length of service, other commitments and the like. The Board evaluates such factors, among others, and does not assign any particular weight or priority to any of these factors. Also, the Board considers the suitability of each candidate, including the current members of the Board, in light of the current size and composition of the Board.

Shareholder Nominations

     The Board shall consider recommendations for candidates to the Board from shareholders holding no less than 1% of the Corporation's common stock, which stock has been continuously held by such shareholder for at least twelve (12) months prior to the date of the submission of the recommendation (an "Eligible Shareholder").

     Candidate nominees recommended by Eligible Shareholders (hereinafter referred to as "Shareholder Candidates") will be evaluated by the Board on the same basis as candidates that may be identified by the Board, management or, if the Board permits, a search firm. Such evaluation may, in the Board's discretion, include a review solely of information and documentation provided to the Board or may also include discussions with persons familiar with the Shareholder Candidate, an interview with the Shareholder Candidate or other actions that the Board deems proper. In evaluating and identifying candidates, the Board has the authority to retain and terminate any third party search firm that is used to identify director candidates and has the authority to approve the fees and retention terms of any such search firm.

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     Shareholder Candidates who are recommended by an Eligible Shareholder at a time when there are no open positions on the Board and are considered qualified candidates by the Board may be placed on the rolling list of candidates for open Board positions maintained by the Board, generally for a period of up to 24 months from the date that the recommendation was received by the Secretary of the Corporation.

Procedures for Shareholders Regarding Nomination of Director Candidates

     For the Shareholder Candidate to be considered by the Board, the Eligible Shareholder and the Shareholder Candidate must comply with the following procedures:

     Recommendations for Shareholder Candidate(s) to the Board of Directors from an Eligible Shareholder must be directed in writing to ARC Wireless Solutions, Inc., Attn: Corporate Secretary, at the Corporation's principal offices at 10601 West 48th Avenue, I-70 Frontage Road North, Wheat Ridge, Colorado 80033-2660.

     Each such recommendation from an Eligible Shareholder shall include and set forth as to:

     >> each Shareholder Candidate whom the Eligible Shareholder proposes to nominate for election as a director:

          o the name, age, business address and residence address of such Shareholder Candidate;

          o    the principal occupation or employment of the Shareholder
               Candidate;

          o the class and number of shares of the Corporation's securities beneficially owned by such Shareholder Candidate, if any;

          o detailed biographical data and qualifications and information regarding any relationships between the Shareholder Candidate and the Corporation within the last three years;

          o a statement signed by the Shareholder Candidate acknowledging that:

               (a) the Shareholder Candidate consents to being named in the Corporation's proxy materials, and, if elected, will serve as a director of the Corporation and will represent all shareholders of the Corporation in accordance with applicable laws and the Corporation's articles of incorporation and by-laws, as may be amended from time to time; and

               (b) the Shareholder Candidate, if elected, will comply with the Corporation's Amended and Restated Code of Ethics, any corporate governance guidelines, and any other applicable rule, regulation, policy or standard of conduct applicable to the Board of Directors and its individual members.

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          o    a fully completed and signed Questionnaire for Directors and
               Officers on the Corporation's standard form and provide any additional information requested by the Board or the Corporation, including any information that would be required to be included in a proxy statement in which the Shareholder Candidate is named as a nominee for election as a director and information showing that the Shareholder Candidate meets the Board's qualifications for nomination as a director and for service on the Committees of the Board; and

          o any other information relating to such Shareholder Candidate required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended (the "1934 Act"), and the rules thereunder.

     >>   the Eligible Shareholder submitting the recommendation:

          o the name and record address of the Eligible Shareholder and the class and number of shares of the Corporation's securities beneficially owned by the Eligible Shareholder;

          o any material interest of the Eligible Shareholder in such nomination;

          o a description of all arrangements or understandings between the Eligible Shareholder making such nomination and the Shareholder Candidate and any other person or persons (naming such person or persons) pursuant to which the nomination is made by the Eligible Shareholder;

          o a statement from the recommending Eligible Shareholder in support of the Shareholder Candidate and providing references for the Shareholder Candidate;

          o a representation that such Eligible Shareholder intends to appear in person or by proxy at the annual meeting to nominate the Shareholder Candidate named in its recommendation; and

          o any other information that is required to be provided by the shareholder pursuant to Regulation 14A under the 1934 Act, in his/her capacity as a proponent to a shareholder proposal.

     In addition to the required information detailed above, a Shareholder Candidate must be available for interviews with members of the Board.

Timing of Shareholder Candidate Recommendations

     An Eligible Shareholder who wishes to recommend a Shareholder Candidate for election as a director must submit the information and documentation described above for receipt by the Secretary of the Corporation sufficiently in advance of the Board's approval of nominations for the annual or special meeting to permit the Board to complete its evaluation of the Shareholder Candidate.

     For a Shareholder Candidate recommendation to be properly brought before the Board by an Eligible Shareholder, the Eligible Shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, an Eligible Shareholder's notice must be delivered to the Corporate Secretary not less than one hundred and twenty (120) days prior to the first
(1st) anniversary of the preceding year's annual meeting. In the event that the

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date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from the anniversary date of the preceding year's annual meeting, the notice by the Eligible Shareholder must be delivered not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such annual meeting is first made. The Secretary of the Corporation will provide a copy of the Bylaws and/or the Policies and Procedures for Shareholder Nominations of Director Candidates upon a request in writing from the Eligible Shareholder.

Decisions by the Independent Directors

     The majority of the independent directors shall have final authority on determining the selection of director candidates for nomination to the Board.

Modification of Policies and Procedures

     The policies and procedures set forth herein may be modified at any time as may be determined by the Board and a majority of the independent directors.









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